Exhibit 3.2

By-Laws of KfW

As amended on 19 November 1968, considering the amendments of 13 April 1973, 2 April 1974, 28 November 1977, 17 November 1987, 16 May 1988, 5 May 1995, 3 May 1996, 23 January 1998, 13 November 1998, 26 October 2000, 10 May 2001 and 2 May 2003, as resolved by the Board of Supervisory Directors and approved by the Supervisory Authority pursuant to Article 8, Paragraph 2, of the Law Concerning KfW.

§ 1
BOARD OF MANAGING DIRECTORS

(1)	The members of the Board of Managing Directors are appointed upon recommendation of the Legal and Administrative Committee by the Board of Supervisory Directors for a maximum term of five years; they may be reappointed or their terms of office may be extended by up to five years in each case; this requires another resolution by the Board of Supervisory Directors which may be passed no sooner than one year prior to the termination of the current term of office. The Board of Supervisory Directors may revoke the appointment of a member of the Board of Managing Directors for good cause.

(2)	The Board of Managing Directors (Article 6 of the Law) conducts the business and administers the assets of the Institution in conformity with the Law, these By-Laws and any rules for the Board of Managing Directors that the Board of Supervisory Directors may issue. The Board of Managing Directors is responsible to the Board of Supervisory Directors for duly performing its duties and for carrying out all resolutions of the Board of Supervisory Directors.

(3)	At regular intervals of no more than three months the Board of Managing Directors must report in writing to the Board of Supervisory Directors on the course of business and the financial position of the Institution. On important occasions, furthermore, the Board of Managing Directors must report in writing to the Chairman or to the Deputy Chairman of the Board of Supervisory Directors; in urgent cases an oral report is admissible but it must be followed by a written report without undue delay. The report must conform to the principles of conscientious and true accounting.

(4)	Resolutions concerning important matters must be passed by a majority of the entire Board of Managing Directors; any tie in voting is considered a rejection.

(5)	The aggregate compensation of each member of the Board of Managing Directors must be in line with his or her responsibilities and the situation of the Institution.

(6)	The members of the Board of Managing Directors may not conduct any commercial business or carry out transactions for their own or for third-party account within the Institution’s line of business without the consent of the Board of Supervisory Directors. Nor may they be a member of the Board of Managing Directors, a manager or a general partner of any other commercial company without the consent of the Board of Supervisory Directors.

(7)	The Institution may grant loans to members of the Board of Managing Directors only with the approval of the Board of Supervisory Directors. This does not apply to loans not exceeding one month’s salary.

§ 2
LIMITATION OF THE MANAGERIAL AND ADMINISTRATIVE COMPETENCE OF THE BOARD OF MANAGING DIRECTORS

(1)	It is only with the prior consent of the Board of Supervisory Directors that the Board of Managing Directors may

1.	issue debt securities (Article 4 Paragraph 1 of the Law);

2.	take up loans in foreign countries (Article 4 Paragraph 1 of the Law);

3.	provide direct financing in promotional areas described in Article 2 Paragraph 1 No. 1 lit. a through f of the Law (Article 3 Paragraph 1 Sentence 1 Second Half-Sentence of the Law);

4.	provide indirect financing in promotional areas described in Article 2 Paragraph 1 No. 1 lit. a through f of the Law if this results in

a)	the aggregate indebtedness of one and the same ultimate borrower or of a credit institution to the Institution exceeding the amount of fifty million Euros, taking the amounts stated in lit. b into consideration,

b)	the aggregate indebtedness and/or participation of the ultimate equity recipient or equity investor to or financed by the Institution exceeding the amount of twelve million five hundred thousand Euros, unless the Board of Supervisory Directors has issued other regulations to this effect; the issuance of a guarantee by the Institution is also deemed to be equivalent to loan financing;

5.	provide financing in promotional areas described in Article 2 Paragraph 1 No. 1 lit. g through i and Nos. 2 through 4 of the Law when

a)	the aggregate indebtedness of the borrower to the Institution exceeds the amount of fifty million Euros, taking the amounts stated in lit. b into consideration,

b)	the participation in the equity recipient by the Institution exceeds the amount of twelve million five hundred thousand Euros,

unless the Board of Supervisory Directors has issued other regulations to this effect; the issuance of a guarantee by the Institution is also deemed to be equivalent to loan financing;

6.	provide short-term financings for projects in promotional areas described in Article 2 Paragraph 1 No. 1 lit. a through f of the Law (Article 3 Paragraph 1 Sentence 2 Second Half-Sentence of the Law);

7.	issue guarantees for short-term financings for projects in promotional areas described in Article 2 Paragraph 1 No. 1 lit. a through f of the Law (Article 3 Paragraph 3 of the Law);

8.	grant unsecured loans (Article 3 Paragraph 2 Sentence 2 of the Law);

9.	issue guarantees without security (Article 3 Paragraph 3 of the Law);

10.	conduct other business within the meaning of Article 2 Paragraph 3 of the Law; this does not apply to the

a)	investment of funds deriving from borrowings or the proceeds of debt securities which are not immediately needed for granting loans, as well as the investment of other available funds;

b)	taking of time deposits insofar as this is needed for preliminary or interim financing;

c)	purchase and sale of accounts receivable and fixed-interest securities;

d)	purchase and sale of the Institution’s debt securities for the purpose of maintaining their market value;

e)	purchase and sale of bills of exchange in connection with loan transactions;

f)	keeping of balances on current accounts.

(2)	In the cases listed in Paragraph 1 Nos. 3 through 9 the Credit Approval Committee (Article 9 Paragraph 3) will decide instead of the Board of Supervisory Directors on financings not exceeding one hundred million Euros, unless the latter reclaims its power of approval (Article 7 Paragraph 6 of the Law).

(3)	Should the need for speedy decision make it impossible to obtain prior approval in the cases mentioned in Paragraphs 1 and 2, subsequent authorization by the Board of Supervisory Directors (Paragraph 1) or the Credit Approval Committee (Paragraph 2) must be obtained at the earliest opportunity.

(4)	Once the Board of Supervisory Directors or the Credit Approval Committee has approved financing for a borrower or for an investor in a financing, the Board of Managing Directors need not obtain new, prior approval for increasing such financing, provided that the approved line of financing is not exceeded by more than 25 percent, unless the amount by which the line of financing is to be increased exceeds fifty million Euros.

(5)	The provisions of Paragraph 1 Nos. 3 through 9 do not apply to financings granted for account of others (Article 3 Paragraph 4 of the Law).

(6)	Measures intended to be taken by the Board of Managing Directors in important administrative matters must be approved by the Legal and Administrative Committee (Article 9 Paragraph 2); Paragraph 3 applies mutatis mutandis. Important administrative matters within the meaning of this provision include in particular the acquisition and sale of real estate needed for the Institution’s business.

(7)	a)	As of January 1, 2008 the Institution may participate in the financing of export business on a syndicated basis under Article 2 Paragraph 1 No. 4 lit. b aa in conjunction with Article 3 Paragraph 1 Sentence 3 of the Law upon the request and under the lead of one or several credit institutions or financing institutions only if the following requirements are cumulatively fulfilled:

aa)	The Institution’s financing conditions are not more favourable or less favourable for the Institution than the conditions of the other members of the syndicate;

bb)	The request and/or lead management are not made or carried out by a special credit institution (Förderinstitut) or a financing institution in which the Institution directly or indirectly

—	holds the majority of the subscribed capital or

—	holds the majority of the voting rights or

—	may appoint more than half of the members of the administrative, management or supervisory body;

cc)	the share of financing provided by special credit institutions of the financing volume does not exceed 50 percent, unless the other members of the syndicate agree to authorize a larger share for the special credit institutions of no more than 75 percent in individual cases.

b)	As of January 1, 2008 the Institution may participate in other financings of export business on a syndicated basis under Article 2 Paragraph 1 No. 4 lit. b aa in conjunction with Article 3 Paragraph 1 Sentence 3 of the Law, also on the initiative and/or under the lead of the Institution, only if the following requirements are cumulatively fulfilled:

aa)	the Institution cooperates with at least one other co-lead arranger that is neither a special credit institution nor a financing institution related to the Institution as described in lit. a bb;

bb)	the Institution’s financing conditions are not more favourable or less favourable for the Institution than the conditions of the other members of the syndicate;

cc)	the share of the financing volume provided by the Institution does not exceed 25 percent, unless the other members of the syndicate agree to authorize a larger share for the participating special credit institutions of no more than 50 percent in individual cases.

dd)	when entering into syndicate financings the Institution observes the guideline of principally cooperating with all credit institutions established in the European Union.

(8)	Under Article 2 Paragraph 1 No. 4 lit. b bb in conjunction with Article 3 Paragraph 1 Sentence 3 of the Law the Institution may provide financing alone after January 1, 2008 only if the project involves countries lacking sufficient financing offers according to the following criteria:

a)	the project involves a country in OECD country risk category 7, or

b)	the project involves a country in OECD country risk category 5 or 6 that is also in section I of the list of the Development Aid Committee of the OECD for countries receiving development aid, the financing volume is below fifty million Euros and the financing term exceeds four years.

§ 2a
BUSINESS WITH AFFILIATED BUSINESS ENTITIES

(1)	The Institution must receive remuneration in line with market conditions for refinancing funds, guarantees and other services that it provides under its legal authority to a business entity in which it holds a participation. Neither the Institution nor the

Federal Republic nor the Länder (federal states) may assume Anstaltslast (institutional liability) or unlimited liability for the liabilities of the affiliated business entity or issue a guarantee for its continuance.

(2)	The Institution must also remunerate the services of such business entities in line with market conditions.

(3)	The limitations do not apply for services related to the implementation of promotional tasks as stated in Article 2 Paragraph 1 No. 1 of the Law or of other promotional tasks assigned to the business entity by a law or on the basis of a law. Other statutory limitations remain unaffected.

§ 3
REPRESENTATION OF THE INSTITUTION

(1)	For declarations to be issued towards the Institution it is sufficient that they be made to one member of the Board of Managing Directors (Article 6 Paragraph 4 of the Law).

(2)	Generally statements by the Institution must be made in writing and are binding on the Institution when they are made jointly either by two members of the Board of Managing Directors or by one member of the Board of Managing Directors together with an authorized representative (Article 6 Paragraph 3 Sentence 2 of the Law). In the case of written declarations the signatures of two members of the Board of Managing Directors or of one member of the Board of Managing Directors and an authorized representative must be added to the name of the Institution. On specific instruction by the Board of Managing Directors

1.	documents may also be signed with binding effect by two authorized representatives,

2.	written declarations by the Institution that are generated or transmitted with the aid of automatic equipment may be made with facsimile signatures or, if supported by a corresponding note, may be issued with binding effect with two names of members of the Board of Managing Directors or authorized representatives added mechanically, and

3.	declarations by the Institution may also be made by two authorized representatives with binding effect by way of electronic transmission.

(3)	Without prejudice to the official designation of the authorized representatives and subject to any internal limitations of their power of representation, the provisions of Articles 49, 50, 52 and 54 of the Handelsgesetzbuch (Commercial Code) concerning authorized signatories and authorized officers determine mutatis mutandis the scope of their power of representation.

(4)	The names of the members of the Board of Managing Directors and of the authorized representatives whose power of representation equals that of an authorized signatory within the meaning of Article 49 of the Handelsgesetzbuch (Commercial Code) must be published in the Bundesanzeiger (Federal Gazette) without undue delay; the same applies to any change in the identity of the members of the Board of Managing Directors and of the authorized representatives concerned.

(5)	The Board of Supervisory Directors represents the Institution in legal transactions or disputes with the members of the Board of Managing Directors. Legal transactions with the Board of Managing Directors, in particular concerning the compensation paid to its members (Article 6 Paragraph 5 of the Law), are entered into by the Chairman on behalf of the Board of Supervisory Directors subject to the approval of the Legal and Administrative Committee (Article 9 Paragraph 2).

§ 4
MEMBERSHIP OF THE BOARD OF SUPERVISORY DIRECTORS

(1)	The term of office of the members of the Board of Supervisory Directors begins on January 1st.

(2)	The Chairman of the Board of Supervisory Directors must notify the member concerned and the authorities competent under Article 7 Paragraph 1 of the Law to appoint members of the Board of Supervisory Directors of the impending retirement of such member no later than October 31st of the respective year.

(3)	In case a member of the Board of Supervisory Directors retires prematurely the member replacing him or her will be appointed to serve for the remainder of the retiring member’s term of office.

(4)	The members of the Board of Supervisory Directors are bound to maintain secrecy. They must not make unauthorized use of business secrets coming to their knowledge while performing their duties. This obligation remains valid also after retirement from the Board of Supervisory Directors.

(5)	The members of the Board of Supervisory Directors receive an expense allowance the amount of which is determined by the Supervisory Authority. In addition they are paid travelling expenses and daily allowances for attending meetings of the Board of Supervisory Directors and of its committees or advisory boards.

(6)	It is only upon prior approval of the Board of Supervisory Directors that the Institution may extend credits to members of the Board of Supervisory Directors.

§ 5
DUTIES AND POWERS OF THE BOARD OF SUPERVISORY DIRECTORS

(1)	It is the duty of the Board of Supervisory Directors to supervise the conduct of the Institution’s business and the administration of its assets on an ongoing basis (Article 7 Paragraph 5 of the Law). The members of the Board of Supervisory Directors are responsible to the Institution for duly performing their duties.

(2)	The Board of Supervisory Directors may at any time request the Board of Managing Directors to report on the affairs of the Institution. An individual member may also request such a report, but only to the Board of Supervisory Directors; should the Board of Managing Directors decline to make such report the report may be requested only if the request is supported by a second member of the Board of Supervisory Directors.

§ 6
SPECIFIC POWERS OF THE BOARD OF SUPERVISORY DIRECTORS

Without prejudice to the powers arising from its general supervisory authority the Board of Supervisory Directors is competent to:

1.	pass amendments to the By-Laws (Article 8 of the Law);

2.	issue rules for the conduct of its own business and for that of the committees and advisory boards provided for in Article 9;

3.	appoint and dismiss members of the Board of Managing Directors;

4.	issue guidelines for the Institution’s loan business;

5.	allocate, with a view to performing the functions listed in Article 2 Paragraphs 1 and 2 of the Law, the funds available insofar as this appears opportune considering their volume and provided they are not earmarked otherwise;

6.	approve activities of the Board of Managing Directors pursuant to Article 2 Paragraphs 1, 2, 4 and 6;

7.	issue general or specific instructions to the Board of Managing Directors (Article 7 Paragraph 5 Sentence 2 of the Law);

8.	approve the Annual Report (Article 9 of the Law);

9.	select the auditor (auditing firm) to be proposed to the Supervisory Authority (Article 9 Paragraph 1 of the Law);

10.	designate the journals apart from the Bundesanzeiger (Federal Gazette) suitable for publishing announcements of the Institution.

§ 7
MEETINGS OF THE BOARD OF SUPERVISORY DIRECTORS

(1)	The Board of Supervisory Directors meets as often as required by the state of business at a location to be designated along with the summons. It must be called once each calendar half-year.

(2)	The meetings are called by the Chairman or, in case of his or her inability, by the Deputy Chairman; the Chairman or the Deputy Chairman may order the Board of Managing Directors to call the meeting.

(3)	A meeting must be called whenever requested by at least eight members of the Board of Supervisory Directors or by the Board of Managing Directors, with the subject of discussion stated, or if required by the Supervisory Authority.

(4)	As a rule a meeting is called by registered letter, if possible with the agenda. There must be a period of at least six days between the invitation and the date of the meeting; this requirement is deemed observed if the letter of invitation has been mailed no later than the sixth day prior to the meeting.

(5)	The members of the Board of Managing Directors attend the meetings of the Board of Supervisory Directors in an advisory capacity. The Board of Supervisory Directors may decide to call in experts and consultants.

§ 8
RESOLUTIONS OF THE BOARD OF SUPERVISORY DIRECTORS

(1)	The Board of Supervisory Directors is competent to pass resolutions if at least one-half of its members are present or, insofar as is permissible (Article 7 Paragraph 1 No. 2 of the Law), are represented. Unless provided otherwise in the Law or the By-Laws the Board of Supervisory Directors passes its resolutions by simple majority of the votes cast; in case of a tie the Chairman has the casting vote (Article 7 Paragraph 4 Sentences 1 and 2 of the Law).

(2)	In urgent cases resolutions may be passed by written or telegraphic vote. They are deemed passed as soon as affirmative written or telegraphic statements from at least one-half of the members or, insofar as is permissible (Article 7 Paragraph 1 No. 2 of the Law), from their deputies have been received by the Institution. If the Law or the By-Laws require a majority of more than one-half of the votes cast for passing the resolution in question (Article 8 Paragraph 2 of the Law), such resolution will be deemed to have been passed as soon as the required majority of the members or, insofar as is permissible (Article 7 Paragraph 1 No. 2 of the Law), their deputies have given their approval by letter or telegram to the resolution to be passed.

(3)	Written invitations to vote must be sent by registered mail; telegraphic invitations to vote must be confirmed by registered mail without undue delay.

(4)	The results of votes by letter or telegram are announced at the next meeting of the Board of Supervisory Directors.

(5)	Minutes are taken at each meeting of the Board of Supervisory Directors and signed by the Chairman or the Deputy Chairman.

(6)	All binding declarations made by the Board of Supervisory Directors within its authority must be in writing; they must be signed by the Chairman of the Board of Supervisory Directors or, in case of his or her inability, by the Deputy Chairman.

§ 9
ESTABLISHMENT OF COMMITTEES AND ADVISORY BOARDS

(1)	For the purpose of performing the duties assigned to it the Board of Supervisory Directors may revocably set up committees from among its members and also designate their chairmen and deputy chairmen; furthermore it may authorize such committees to take final decisions on its behalf (Article 7 Paragraph 6 of the Law). Such committees are able to take decisions whenever at least one-half of their members are present in addition to the chairman or deputy chairman. Deputies for the members of the committees are appointed as required.

(2)	For the handling of legal and administrative matters a Legal and Administrative Committee is established composed of the Federal Minister of Finance (Chairman), the Federal Minister for Economics and Labour (Deputy Chairman) and five additional members, three of whom are members as defined in Article 7 Paragraph 1 No. 2 of the Law. Resolutions of this committee as stated in Article 1 Paragraph 1 and Article 3 Paragraph 5 require a majority of two-thirds of the members entitled to vote.

(3)	For the handling of credit matters a Credit Approval Committee is established composed of the Federal Minister of Finance, the Federal Minister for Economics and Labour and ten additional members, two of whom are members as defined in Article 7 Paragraph 1 No. 2 of the Law. The Chairman of the Board of Supervisory Directors takes the chair in the Credit Approval Committee. The Deputy Chairman is the Deputy Chairman of the Board of Supervisory Directors. In case of inability of both the Chairman and the Deputy Chairman of the Board of Supervisory Directors, the Credit Approval Committee may elect another member of the committee to act as chairman for a single meeting; in such a case the Credit Approval Committee, notwithstanding Paragraph 1, is able to take decisions if at least half of the committee members are present in addition to the elected Chairman.

(4)	Should additional committees be set up, they must include two members as defined in Article 7 Paragraph 1 No. 2 of the Law.

(5)	Article 8 Paragraphs 5 and 6 apply mutatis mutandis to the preparation of minutes and the issuance of binding declarations.

(6)	For the purpose of consultation the Board of Supervisory Directors is authorized to appoint advisory boards composed of experts who need not be members of the Board of Supervisory Directors.

(7)	The principal results of any committee and advisory board meetings are to be reported to the Board of Supervisory Directors at its first meeting subsequent to any such meetings.

§ 10
CONDITIONS FOR LOANS

The Institution may determine the conditions under which intermediary credit institutions pass on loans to borrowers; in particular it may stipulate that the loan funds be disbursed only in accordance with the progress of the project financed with such a loan.

§ 11
REDEMPTION OF DEBT SECURITIES

Debt securities issued by the Institution may be withdrawn from circulation by repurchasing or calling; the debt securities to be redeemed by calling must be determined by lot.

§ 12
ISSUANCE OF GUARANTEES

(1)	Pursuant to Article 2 Paragraph 1 of the Law the Institution may issue guarantees or similar commitments also for portfolios of loan obligations.

(2)	Guarantees may also be issued for loans taken out abroad in either domestic or foreign currencies.

(3)	Guarantees shall be restricted to the amount that, failing the Institution’s guarantee, could not be granted pursuant to the laws, statutes or other regulations applicable to the lender.

Only the German original text of these By-Laws is legally binding.